Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated March 20, 2009, relating to the financial statements and financial highlights which appear in the January 31, 2009 Annual Report to Shareholders of AEW Real Estate Fund, a series of Natixis Funds Trust IV, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2009